JOHN HANCOCK STRATEGIC SERIES

Establishment and Designation of
Class R2 Shares
of Beneficial Interest of
John Hancock Strategic Income Fund,
a Series of John Hancock Strategic Series

It is hereby stated that:

1. This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on April 16, 1986 under the name John Hancock High Income Trust.

2. The present name of the business trust is John Hancock Strategic Series (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3. The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust established and designated Class R2 shares of John Hancock Strategic Income Fund, a series of the Trust (the “Fund”).

4. The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on December 4-6, 2011 to establish and designate Class R2 shares of the Fund, and that such resolutions (which also apply to other John Hancock business trusts, certain of their series, and related Declarations of Trusts) have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with the agreements and declarations of trust of the Trusts, each as may be amended and restated, the Trustees hereby establish and designate Class R2 shares of each series of the Trusts, as described at the Meeting, the rights and preferences of such Class R2 shares to be as described in the Class R2 prospectus and statement of additional information to be included in the Trusts’ registration statements on Form N-1A; and

FURTHER RESOLVED, that the officers of the Trusts be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trusts, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

IN WITNESS WHEREOF, I have affixed my signature this 20th day of January, 2012.

JOHN HANCOCK STRATEGIC SERIES

By:	/s/Nicholas J. Kolokithas
Name:	Nicholas J. Kolokithas
Title:	Assistant Secretary